SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 7)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c)
and (d) and Amendments Thereto Filed Pursuant to § 240.13d-2.

Under the Securities Exchange Act of 1934

SandRidge Energy, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

80007P307

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 277,000

	6	Shared Voting Power 68,647,029

	7	Sole Dispositive Power 277,000

	8	Shared Dispositive Power 68,647,029

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,924,029

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 11.7%

12	Type of Reporting Person IN

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 68,647,029

	7	Sole Dispositive Power

	8	Shared Dispositive Power 68,647,029

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,647,029

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 11.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 68,647,029

	7	Sole Dispositive Power

	8	Shared Dispositive Power 68,647,029

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,647,029

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 11.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 68,647,029

	7	Sole Dispositive Power

	8	Shared Dispositive Power 68,647,029

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,647,029

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 11.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 68,647,029

	7	Sole Dispositive Power

	8	Shared Dispositive Power 68,647,029

9	Aggregate Amount Beneficially Owned by Each Reporting Person 68,647,029

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 11.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 60,523,079

	7	Sole Dispositive Power

	8	Shared Dispositive Power 60,523,079

9	Aggregate Amount Beneficially Owned by Each Reporting Person 60,523,079

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 10.2%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,643,500

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,643,500

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,643,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 57,082,060

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,082,060

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,082,060

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 37,513,542

	7	Sole Dispositive Power

	8	Shared Dispositive Power 37,513,542

9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,513,542

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 37,513,542

	7	Sole Dispositive Power

	8	Shared Dispositive Power 37,513,542

9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,513,542

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 37,087,848

	7	Sole Dispositive Power

	8	Shared Dispositive Power 37,087,848

9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,087,848

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 6,061,082

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,061,082

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,061,082

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 4,118,342

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,118,342

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,118,342

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,942,740

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,942,740

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,942,740

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,663,859

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,663,859

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,663,859

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW YORK

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 464,242

	7	Sole Dispositive Power

	8	Shared Dispositive Power 464,242

9	Aggregate Amount Beneficially Owned by Each Reporting Person 464,242

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,917,083

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,917,083

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,917,083

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,917,083

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,917,083

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,917,083

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,731,179

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,731,179

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,731,179

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,500,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,500,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 7,724,437

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,724,437

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,724,437

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 4,821,437

	7	Sole Dispositive Power

	8	Shared Dispositive Power 4,821,437

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,821,437

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.8%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 72,001

	7	Sole Dispositive Power

	8	Shared Dispositive Power 72,001

9	Aggregate Amount Beneficially Owned by Each Reporting Person 72,001

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FIRST MERCURY FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,903,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,903,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,903,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FIRST MERCURY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,903,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,903,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,903,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,116,759

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,116,759

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,116,759

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX ASIA LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,072,187

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,072,187

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,072,187

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FIRST CAPITAL INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization SINGAPORE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,667,761

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,667,761

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,667,761

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.3%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FALCON INSURANCE COMPANY (HONG KONG) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization HONG KONG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 442,785

	7	Sole Dispositive Power

	8	Shared Dispositive Power 442,785

9	Aggregate Amount Beneficially Owned by Each Reporting Person 442,785

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,777,249

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,777,249

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,777,249

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.6%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,230,200

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,230,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,230,200

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 80007P307		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,230,200

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,230,200

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,230,200

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

Item 1.(a)	Name of Issuer: SandRidge Energy, Inc.
Item 1.(b)	Address of Issuer’s Principal Executive Offices: 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102

Item 2.(a)

Name of Person Filing:
This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.              V. Prem Watsa, an individual;

2.              1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario;

3.              The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.              810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario;

5.              Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

6.              FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

7.              RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of England and Wales;

8.              RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of England and Wales;

9.              Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;

10.       Odyssey US Holdings Inc. (“Odyssey US”), a corporation incorporated under the laws of Delaware;

11.       Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware;

12.       Odyssey Reinsurance Company (“Odyssey”), a corporation incorporated under the laws of Connecticut;

13.       Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of England and Wales;

14.       Newline Insurance Company Limited (“Newline”), a company incorporated under the laws of England and Wales;

15.       Newline Corporate Name Limited (“Newline Corporate”), a company incorporated under the laws of England and Wales;

16.       Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware;

17.       Hudson Specialty Insurance Company (“HSIC”), a corporation incorporated under the laws of New York;

18.       TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware;

19.       TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California;

20.       Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware;

21.       Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware;

22.       Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;

23.       Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware;

24.       United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware;

25.       The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey;

26.       First Mercury Financial Corporation (“FMF”), a corporation incorporated under the laws of Delaware;

27.       First Mercury Insurance Company (“FMI”), a corporation incorporated under the laws of Delaware;

28.       Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados;

29.       Fairfax Asia Limited (“Fairfax Asia”), a corporation established under the laws of Barbados;

30.       First Capital Insurance Limited (“First Capital”), a company incorporated under the laws of Singapore;

31.       Falcon Insurance Company (Hong Kong) Ltd. (“Falcon”), a company incorporated under the laws of Hong Kong;

32.       Advent Capital (Holdings) Ltd. (“Advent”), a company incorporated under the laws of England and Wales;

33.       Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada; and

34.       Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada.

Item 2.(b)

Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.              Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.              The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.              The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L3;

4.              The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.              The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.              The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

7.              The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, BN1 6AU, England;

8.              The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, BN1 6AU, England;

9.              The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

10.       The principal business address and principal office address of Odyssey US is 300 First Stamford Place, Stamford, Connecticut 06902;

11.       The principal business address and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

12.       The principal business address and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902.

13.       The principal business address and principal office address of Newline UK is Corn Exchange, 55 Mark Lane, London EC3R 7NE, England;

14.       The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE, England;

15.       The principal business address and principal office address of Newline Corporate is Corn Exchange, 55 Mark Lane, London EC3R 7NE, England;

16.       The principal business address and principal office address of Hudson is 100 William Street, New York, New York 10038;

17.       The principal business address and principal office address of HSIC is 100 William Street, New York, New York 10038;

18.       The principal business address and principal office address of TIGH is 2850 Lake Vista Dnve, Suite 150, Lewisville, Texas 75067;

19.       The principal business address and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

20.       The principal business address and principal office address of Clearwater is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

21.       The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

22.       The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

23.       The principal business address and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

24.       The principal business address and principal office address of US Fire is 305 Madison Avenue, Morristown, New Jersey 07962;

25.       The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

26.       The principal business address and principal office address of First Mercury Financial Corporation is 26600 Telegraph Road, Southfield, Michigan 48033;

27.       The principal business address and principal office address of First Mercury Insurance Company is 26600 Telegraph Road, Southfield, Michigan 48033;

28.       The principal business address and principal office address of FBIC is #12 Pine Commercial, The Pine, St. Michael, Barbados, West Indies BB11103;

29.       The principal business address and principal office address of Fairfax Asia is Worthing Corporate Centre, Worthing, Christ Church, Barbados, West Indies BB15008;

30.       The principal business address and principal office address of First Capital is 6 Raffles Quay, #21-00, Singapore 048580;

31.       The principal business address and principal office address of Falcon is Suites 307-11, 3/F Cityplaza Four, 12 Taikoo Wan Road, Taikoo Shing, Hong Kong;

32.       The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

33.       The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9; and

34.       The principal business address and principal office address of NGIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9.

Item 2.(c)	Citizenship: V. Prem Watsa is a citizen of Canada.
Item 2.(d)	Title of Class of Securities: Common Stock
Item 2.(e)	CUSIP Number: 80007P307

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐ A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the “Shares”) of SandRidge Energy, Inc. that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

Shares reported as beneficially owned include Shares issuable upon conversion of certain convertible securities of SandRidge Energy, Inc.

Neither the filing of this Schedule 13G/A nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, RiverStone Holdings, RiverStone, Fairfax US, Odyssey US, Odyssey Re, Odyssey, Newline UK, Newline, Newline Corporate, Hudson, HSIC, TIGH, TIG, Clearwater, ZNIC, Zenith, Crum & Forster, US Fire, North River, FMF, FMI, FBIC, Fairfax Asia, First Capital, Falcon, Advent, NFC or NGIC that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries and pension plans of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	FFHL Group Ltd.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	RiverStone Holdings Limited

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	RiverStone Insurance Limited

	By:	/s/ John J. Bator
Name: John J. Bator
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Fairfax (US) Inc.

	By:	/s/ Dorothy D. Whitaker
Name: Dorothy D. Whitaker
Title: Vice President, Treasurer, Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Odyssey US Holdings Inc.

	By:	/s/ Jan Christiansen
Name: Jan Christiansen
Title: Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Odyssey Re Holdings Corp.

	By:	/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Odyssey Reinsurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Newline Holdings UK Limited

	By:	/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Director and Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Newline Insurance Company Limited

	By:	/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Director and Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Newline Corporate Name Limited

	By:	/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Director and Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Hudson Insurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Hudson Specialty Insurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	TIG Holdings, Inc.

	By:	/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Chairman, President, Secretary
and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	TIG Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Clearwater Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Zenith National Insurance Corp.

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Zenith Insurance Company

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Crum & Forster Holdings Corp.

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	United States Fire Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	The North River Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	First Mercury Financial Corporation

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	First Mercury Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President and
Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Fairfax (Barbados) International Corp.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Fairfax Asia Limited

	By:	/s/ Janice Burke
		Name:	Janice Burke
		Title:	Vice President and General Manager

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	First Capital Insurance Limited

	By:	/s/ Ramaswamy Athappan
		Name:	Ramaswamy Athappan
		Title:	Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Falcon Insurance Company (Hong Kong) Ltd.

	By:	/s/ Gobinath Arvind Athappan
		Name:	Gobinath Arvind Athappan
		Title:	Deputy Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Advent Capital (Holdings) Ltd.

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Northbridge Financial Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	Northbridge General Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer and Director

Exhibit Index

Exhibit No.	Description

1	Members of filing group.
2

Joint Filing Agreement dated as of February 12, 2016 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Newline Holdings UK Limited, Newline Insurance Company Limited, Newline Corporate Name Limited, Hudson Insurance Company, Hudson Specialty Insurance Company, TIG Holdings, Inc., TIG Insurance Company, Clearwater Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, First Mercury Financial Corporation, First Mercury Insurance Company, RiverStone Holdings Limited, RiverStone Insurance Limited, Fairfax (Barbados) International Corp., Fairfax Asia Limited, First Capital Insurance Limited, Falcon Insurance Company (Hong Kong) Ltd., Advent Capital (Holdings) Ltd., Northbridge Financial Corporation and Northbridge General Insurance Corporation.